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                                                                       EXHIBIT 5

                          JAECKLE, FLEISCHMANN & MUGEL
                         A T T O R N E Y S  A T  L A W

    FLEET BANK BUILDING  TWELVE FOUNTAIN PLAZA  BUFFALO, NEW YORK 14202-2292
                     TEL (716) 856-0600 FAX (716) 856-0432

                                           , 1996

EastGroup Properties
300 One Jackson Place
188 East Capitol Street
Jackson, Mississippi 39201-2195

Ladies and Gentlemen:

     We are furnishing this opinion in connection with a Registration Statement on Form S-4 (the "Registration Statement") filed by EastGroup Properties ("EastGroup"), covering shares of beneficial interest, $1.00 par value per share (the "Shares"), to be issued by EastGroup in connection with the merger of EastGroup and Copley Properties, Inc. ("Copley") under the terms of an Agreement and Plan of Merger dated as of February 12, 1995 between EastGroup and Copley (the "Merger Agreement").

     We have examined the Merger Agreement, EastGroup's Restated Declaration of Trust, as amended, and Trustees Regulations, as amended, such records of proceedings of EastGroup as we deemed material, the Registration Statement and such other documents as we deemed necessary for the purposes of this opinion.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance by all necessary corporate action and, upon the issuance thereof in accordance with the terms of the Merger Agreement, the Shares will be legally issued, fully paid and non-assessable.

                                          Very truly yours,

                                          JAECKLE, FLEISCHMANN & MUGEL